EXHIBIT 99.1

Mesa Energy Holdings, Inc. Provides Test Results on LLDSB #4 Plug-Back Recompletion on its Lake Hermitage Field and Turns Well to Sales

Dallas, TX, October 17, 2011: Mesa Energy Holdings, Inc. (the “Company”) (OTC: MSEH), an oil and gas exploration and production company, has successfully re-completed and tested the LLDSB #4 well in its Lake Hermitage Field located in Plaquemines Parish, Louisiana and has returned the well to production.

The LLDSB #4 was successfully re-completed in the UL-4 Sand zone in three intervals totaling 12 feet of net productive sand between 12,296 feet and 12,395 feet. In a four hour test on a 25/64ths choke, the well flowed at a rate of 137 barrels of oil and 290 thousand cubic feet of gas per day at a stabilized flowing tubing pressure of 280 lbs. Well data also indicates excellent potential up-hole at 11,630 feet in the UL-3 Sand interval.

The Company owns 100% working interest in the Lake Hermitage Field. In a third party reserve report prepared by Collarini Associates with an effective date of April 1, 2011 (filed with the Securities and Exchange Commission as an exhibit to our Form 8-K on July 28, 2011), the UL-4 Sand in the LLDSB #4 is projected to recover 119,000 barrels of oil and 587 million cubic feet of gas net to the Company’s interest with a PV-10 value of $7,630,000.

“This is the first of what we expect to be multiple recompletions and field enhancements in our five south Louisiana fields and we are very pleased with the results,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “The evaluation of a number of additional recompletion opportunities is ongoing as well as the development of new oil drilling prospects and the evaluation of deep gas potential on a portion of our acreage. We are excited about the potential for significant growth in revenue and reserves in these fields and will continue to provide updates as new information warrants,” added Griffin.

About Mesa Energy Holdings, Inc.
Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities.  The company currently owns producing oil properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Wyoming County, NY.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595